AMENDMENT NUMBER ONE
to the

POOLING AND SERVICING AGREEMENT
LUMINENT MORTGAGE TRUST 2006-3,

Dated as of April 1, 2006

among

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,
as Depositor

LUMINENT MORTGAGE CAPITAL, INC.,
as Sponsor

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Master Servicer and Securities Administrator

and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

This AMENDMENT NUMBER ONE is made and entered into this 12th day of January, 2007, by and among STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware limited liability company, as depositor (the “Depositor”), LUMINENT MORTGAGE CAPITAL, INC., a Maryland corporation and real estate investment trust (the “Sponsor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), in connection with the Pooling and Servicing Agreement, dated as of April 1, 2006, among the above-mentioned parties (the “Agreement”), and the issuance of Mortgage-Pass Through Certificates, Series 2006-3. This amendment is made pursuant to Section 11.01 of the Agreement.

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Section 1.01 of the Agreement is hereby amended by deleting the definition of “Delinquent” in its entirety and replacing it with the following:

Delinquent: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is “30 days delinquent” if such payment has not been received by the close of business on the last day of the month in which such payment was due. For example, a Mortgage Loan with a payment due on December 1 that remained unpaid as of the close of business on December 31 would then be considered to be 30 to 59 days delinquent. Similarly for “60 days delinquent,” “90 days delinquent” and so on.  The determination as to whether a Mortgage Loan falls into these categories is made as of the close of business on the last Business Day of each month. This method of determining delinquencies is also referred to as the MBA method.

3. Section 5.06(a)(xiii) of the Agreement is hereby amended by deleting “[reserved];” and replacing it with the following:

information regarding any Mortgage Loan delinquencies as of the end of the previous calendar month, including the aggregate number and aggregate Outstanding Principal Balance of Mortgage Loans using the MBA method of calculation (a) Delinquent 30 to 59 days on a contractual basis, (b) Delinquent 60 to 89 days on a contractual basis, and (c) Delinquent 90 or more days on a contractual basis, in each case as of the close of business on the last Business Day of the immediately preceding month;

4. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Sponsor, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By:	/s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

LUMINENT MORTGAGE CAPITAL, INC., as Sponsor

By:	/s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator and Master Servicer

By:	/s/ Diane Courtney
Name: Diane Courtney
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Elena Zheng
Name: Elena Zheng
Title: Assistant Vice President